SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549




                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934




   Date of Report (Date of earliest event reported)    September 11, 2000
                                                       ------------------


                                NISOURCE INC.
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           (Exact Name of Registrant as Specified in Its Charter)


            Indiana                 1-9779               35-1719974
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        (State or Other        (Commission File        (IRS Employer
        Jurisdiction of             Number)         Identification No.)
        Incorporation)


   801 E. 86th Avenue, Merrillville, Indiana                     46410
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   (Address of Principal Executive Offices)                    (Zip Code)


   Registrant's telephone number, including area code      (219) 853-5200
                                                           --------------

   ----------------------------------------------------------------------
        (Former Name or Former Address, if Changed Since Last Report)


   ITEM 5.   OTHER EVENTS.

        As previously reported, on February 28, 2000, NiSource and Columbia Energy Group entered into a merger agreement pursuant to which NiSource agreed to acquire Columbia for approximately $6 billion, plus the assumption of approximately $2.5 billion of Columbia debt. Under the merger agreement, NiSource has formed a new holding company, currently named "New NiSource Inc." that will own Columbia and NiSource's operating subsidiaries upon completion of the merger. In connection with the merger, NiSource will be merged into the new holding company, which will change its name to "NiSource Inc." The merger and related transactions are described in the Joint Proxy Statement/Prospectus dated April 24, 2000, which was mailed to shareholders of both companies in connection with shareholder meetings held to vote on the merger agreement.

        The shareholders of both companies approved the merger agreement at meetings held in early June 2000. NiSource and Columbia have received all necessary approvals from state utility regulatory commissions and the Federal Energy Regulatory Commission, and the applicable waiting period under the federal antitrust laws has
   expired.   The companies anticipate receiving the balance of the
   required regulatory approvals, including the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act, in the near future.

        NiSource has accepted a commitment letter under which Credit Suisse First Boston Corporation and Barclays Bank PLC have agreed to provide up to $6.0 billion to finance the acquisition of Columbia.
   The commitment letter contemplates a revolving credit facility expiring in July 2001, with the right to convert loans outstanding at that time into term loans maturing 364 days thereafter. NiSource has hedged the interest rate risk associated with $1.6 billion of its anticipated refinancing of such debt. This commitment letter replaced a similar commitment letter that would have expired in February 2001.

        NiSource and Columbia have sold or are in the process of selling several non-core businesses. Columbia has sold its liquefied natural gas facility and retail energy marketing operations, and NiSource has entered into a definitive agreement for the sale of its salt cavern gas storage assets, which it expects will close later this month. Columbia is in the process of selling its petroleum and propane businesses and electric generation assets. These sales will strengthen the new holding company's balance sheet and permit it to focus on its core assets. In addition, NiSource understands that the SEC may require the new holding company to sell NiSource's water utilities after the merger as a condition to approving the acquisition.

        In the merger, each NiSource common share will be exchanged for one common share of the new holding company. Each Columbia share will be exchanged for $70.00 in cash plus $2.60 principal amount of a unit issued by the new holding company (consisting of a zero coupon debt security coupled with a forward equity contract) or, at the election of the Columbia shareholder, $74.00 of new holding company common stock, based on the average closing price of NiSource common shares for the 30 trading days immediately preceding the second trading day prior to completion of the merger, but not more than 4.4848 shares. Therefore, as long as the average price is $16.50 or greater, the aggregate market value of the shares received, measured on the same basis, will be $74.00 per Columbia common share. Stock elections will be subject to proration if they are made with respect to more than 30% of Columbia's outstanding shares and will not be given effect unless they are made with respect to at least 10% of Columbia's outstanding shares.

        NiSource and Columbia currently expect to complete the merger in late October 2000. Accordingly, on September 11, 2000, Chase Mellon Shareholder Services L.L.C., the exchange agent for the merger, began mailing stock election materials to Columbia shareholders. The right of a Columbia shareholder to make an election will expire at 5:00 p.m., New York City time, on the second business day before the effec-tive time of the merger. NiSource and Columbia have not yet determined the effective time and the election deadline. Once they have determined the effective time and the election deadline, they will announce those dates in a press release, on their websites at www.nisource.com and www.columbiaenergygroup.com and in a filing with the SEC. Shareholders may also obtain up-to-date information regarding the election deadline by calling the exchange agent at 1-800-685-4258.

   ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
             EXHIBITS

             (c)  Exhibits.  The following exhibit is filed herewith:

             99.1 Press release dated September 12, 2000.


                                  SIGNATURE


             Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      NISOURCE INC.
                                      (Registrant)


   Dated: September 13, 2000          By: /s/ Stephen P. Adik
                                         -------------------------------
                                      Name:     Stephen P. Adik
                                      Title:    Senior Executive Vice
                                                President and Chief
                                                Financial Officer


                                EXHIBIT INDEX


   EXHIBIT NUMBER      DESCRIPTION
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   99.1                Press release dated September 12, 2000